Exhibit 99.1

Contact:	Stephen Forsyth	203-573-2213

Chemtura Reports 2008 Third Quarter Results

•                  Crop Protection revenues and operating profit increase 24% and 64%, respectively, reflecting strong sales in Europe and Latin America

•                  Performance Specialties revenues and operating profit increase 14% and 11%, respectively, reflecting higher selling prices and improved product mix

•                  SGA&R of $89 million (managed basis) is 13% lower than third quarter 2007

•                  Earnings per share from continuing operations (GAAP basis) are $0.05 vs. $0.01 for third quarter 2007 and earnings per share from continuing operations (managed basis) are $0.11 vs. $0.07 per share for third quarter 2007

•                  Company decides to suspend payment of dividend as a prudent measure to conserve cash and expand liquidity in a period of economic uncertainty

MIDDLEBURY, CT – October 30, 2008 – Chemtura Corporation (NYSE: CEM; the “Company”) reports net earnings of $11 million, or $0.05 per share, for the third quarter of 2008 and net earnings on a managed basis of $26 million, or $0.11 per share for the quarter.

The discussion below includes information on both a GAAP and managed basis.  The Company presents managed basis financial information as management uses this information internally to evaluate and direct the performance of the Company’s operations and believes that the managed basis financial information provides useful information to investors.  A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of third quarter results on a GAAP basis:

	Third Quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$924	$929	(1)%
Operating profit	$44	$23	91%
Earnings from continuing operations	$11	$1	NM
Earnings per share from continuing operations	$0.05	$0.01	NM
Earnings per share from discontinued operations	$—	$0.01	NM
Per share loss on sale of discontinued operations	$—	$(0.01)	NM
Net earnings per share	$0.05	$0.01	NM

NM = Not Meaningful

The following is a summary of third quarter results on a managed basis:

	Third Quarter
(In millions, except per share data)	2008	2007	% change
Net sales	$924	$929	(1)%
Operating profit	$57	$52	10%
Earnings from continuing operations	$26	$16	63%
Earnings per share from continuing operations	$0.11	$0.07	57%
Earnings per share from discontinued operations	$—	$0.01	NM
Net earnings per share	$0.11	$0.08	38%

NM = Not Meaningful

“This quarter we delivered our fourth consecutive quarter of year-over-year improvement in managed basis earnings. Those earnings were $0.11 per share, representing a 57 percent increase compared to last year’s third quarter. We achieved those results in spite of the largest year-on-year increase in raw material costs that we have seen, a soft conclusion to what has been a disappointing pool season and the impact of disruptions from Gulf Coast hurricanes.  All in all, it was a quarter of continued progress,” said Robert L. Wood, Chemtura chairman and CEO.

“Our strongest businesses, Crop Protection and Performance Specialties, continue to deliver excellent results with operating income up 64 percent and 11 percent, respectively over prior year performance.

“We continue to have confidence in our Consumer business.  Even though operating income declined in the quarter compared to last year, we were able to maintain strong relationships with the key customers in our most important channels, as well as increase selling prices.  However, this was not enough to overcome higher input costs, freight fuel surcharges and what proved to be one of the weakest pool seasons in recent years.  After a cold and wet start in North America and inventory overhangs in Europe from the 2007 floods, we saw a slow end to the season, partially due to the uncertainty about the economy that is constraining consumer spending.  Nonetheless, the business is sound and we expect the 2009 season to benefit from the increases in selling prices.

“Despite improvement in some areas, Polymer Additives’ operating profit, on a managed basis, declined 13 percent compared to the third quarter of 2007.  Although there was positive demand for clear brine fluids used in drilling applications, the combination of lower sales in plastic antioxidants, disruptions from the Gulf Coast hurricanes, slowing demand for flame retardant products — particularly in electronics applications, and a relentless rise in raw material and energy costs was more than the business could overcome in the quarter,” Wood said.

“Overall, raw material costs for the quarter increased $67 million, the highest quarterly increase in quite some time. In response, selling prices were up year-on-year by $59 million, also a new high.  Our initiatives to increase the speed with which we pass on changes in raw material costs are delivering results, reducing the gap between changes in raw material costs and selling prices to only $8 million in the third quarter, the best performance this year.

“In recent weeks, we all have seen the spot prices of key commodities start to fall.  While it can take some time for such changes to work their way down the supply chain, we should start to see some relief in raw material costs later in the fourth quarter.  With manufacturing cycle times and inventory effects, it will likely be the first quarter 2009 before we see sequential improvement in our costs of goods sold.

Improvements in year-on-year comparisons may take longer, as raw material costs must fall significantly before they are below the costs seen in the first and second quarters of 2008.

“We have benefited from the restructuring actions taken in 2007.  On a managed basis, SGA&R expenses were down 13 percent or $13 million from the third quarter of 2007, and overall operating profit for the third quarter increased $5 million, or 10 percent compared with prior year,” Wood said.

“Chemtura is now tightly focused on performance in the fourth quarter 2008 and the implications and outlook for 2009.  Like most companies, we are assessing how our Company will be specifically affected by the credit crisis and the changes in the macroeconomic outlook for the global economy.  Many of our customers are beginning to anticipate reduced demand in 2009, and some are already reducing their requirements.

“Chemtura’s four businesses serve the needs of a diverse set of industries, each with different exposures to macroeconomic changes.  For example, the electronics market has seen demand soften as the year has progressed, and now, in the fourth quarter, we are seeing customers in the Asian Region take actions to reduce production and de-stock inventories.  Meanwhile our Petroleum Additives business has continued to grow, despite higher oil prices and lower new build automobile production.  In building and construction applications, we have seen end-market demand soften for at least four quarters; nonetheless, we have been able to offset much of the impact through co-producer deals and the diversity of the applications we serve.  It is too soon to have a definitive view of demand in 2009; therefore our focus is on sustaining cash flow and profitability should demand from certain industries decline.

Wood advised, “We enter this period of economic uncertainty with significant liquidity. As of September 30, 2008, we had $107 million in cash on hand, revolver availability of approximately $580 million and additional capacity under our accounts receivable securitization programs.  We are comfortably in compliance with our revolver financial maintenance covenants as of September 30, 2008.  Nevertheless, with the uncertainty in the financial markets we have implemented a five-point plan to reinforce further our ability to weather continued difficult conditions.  We believe our shareholders will agree that with the pending maturity in July 2009 of our 7 percent 2009 senior notes of $370 million, the Company should maximize our options to address that maturity.  If market conditions permit, we will refinance these notes by issuance of a new security or redeem the notes with the proceeds from an asset sale, if one were to occur. However, if financial market conditions remain difficult, we will refinance these notes from our other sources of liquidity, such as our revolver, until such time as we can complete a refinancing transaction.  The specific components of our five-point plan to improve our liquidity even further are as follows:

1.      We are reducing inventories to free up meaningful cash reserves, though this may cause some cost absorption effects in some of our plants and result in manufacturing variances in the fourth quarter 2008 and first quarter 2009.

2.      We have decreased our planned 2008 capital spending by $25 million and are re-evaluating our spending plans for 2009.

3.      In line with our announcement on June 26, 2008, we continue to actively evaluate strategic options, including (among other options) select business divestitures, value creating acquisitions, joint ventures and changes in the Company’s capital structure. Despite macroeconomic uncertainties, we continue to make progress on these efforts with the primary focus on the divestiture of a business. We have a financial advisor assisting us in this process.  However, given the current economic climate, we recognize that it may take longer to conclude a transaction.

4.      We will maintain tight control on discretionary spending and take appropriate steps to rationalize capacity as demand dictates.

5.      We are suspending the payment of our dividend as a prudent measure to further increase liquidity and to increase our financial flexibility.

Wood concluded, “By taking these steps to further expand our liquidity, we remain confident that we will satisfy our debt maturity obligation and continue building our enterprise.”

Third Quarter 2008 Business Segment Highlights

•                  Crop Protection continued to benefit from global demand for produce and generally good growing conditions around the world.  Revenues increased 24% or $20 million compared with the third quarter of 2007 driven by increased volumes in Europe and Latin America.  Because of the specialty, niche focus of our portfolio, unlike larger agricultural companies, we have limited exposure to agricultural demand pulled by bio-diesel or large volume crops.  Operating profit rose 64% or $7 million in the third quarter as compared with the same quarter of 2007, driven mainly by the margin impact of higher sales volumes.

•                  Performance Specialties is well positioned in the value chain for lubricants and versatile urethane products.  Revenue grew by 14% or $34 million and operating profit increased 11% or $3 million compared with the third quarter of 2007.  The revenue growth was primarily due to higher selling prices of $28 million, increased sales volumes of $3 million and favorable foreign currency translation of $3 million.  Operating profit benefited from higher selling prices and improved product mix, which in the aggregate offset increased raw material, energy, manufacturing and freight costs.

•                  Polymer Additives’ revenues decreased by 7% or $33 million compared with the third quarter of 2007, which included a $45 million reduction from the divestiture of the oleochemicals and organic peroxides businesses.  Sales volume decreased by $21 million, primarily related to lower sales in plastic antioxidants.  These reductions were partially offset by higher selling prices of $25 million, improved mix and favorable foreign currency translation of $8 million.  The hurricanes that hit the Gulf Coast in early September resulted in our Taft, Louisiana facility being closed for four days.  The negative impact on operating income for the quarter due to the hurricanes was approximately $3 million.  As a result, operating profit on a managed basis was 13% or $2 million lower than the third quarter of 2007.  On a GAAP basis, operating profit increased $7 million as compared with the third quarter of 2007, primarily due to lower depreciation expense.

•                  Consumer Products’ revenues declined 13% or $18 million compared with the third quarter of 2007 mainly due to lower volumes.  The $27 million decline in sales volumes was due to the soft conclusion of the 2008 pool season and lower European demand compared with the third quarter of 2007.  These impacts were partially offset by higher selling prices of $7 million and the benefit of favorable foreign currency translation of $2 million.  As a result, operating profit declined 20% or $4 million.

•                  Corporate expense for the quarter was $25 million compared with $24 million in the prior year.  Corporate expense included amortization expense related to intangibles of $10 million and $11 million for the third quarter ended 2008 and 2007, respectively.

Third Quarter Results - GAAP

•                  Revenue for the quarter was $924 million compared with third quarter 2007 revenue of $929 million.  The decrease in revenue was attributable to $63 million from the impact of the divestitures, primarily related to the sale of the oleochemicals business, organic peroxides business, and Terraclor product line and $16 million from decreased volume and product mix.  The decrease was partially offset by $59 million from higher selling prices and $15 million from favorable foreign currency translation.

•                  Third quarter 2008 gross profit was $193 million, or 21% of sales, as compared with third quarter 2007 gross profit of $202 million, or 22% of sales.  The $9 million decrease in gross profit resulted from $67 million in higher raw material and energy costs, $5 million from divestitures and $1 million from product mix, offset by $59 million from higher selling prices and $5 million from favorable foreign currency translation.

•                  The operating profit for the third quarter of 2008 was $44 million, compared with a profit of $23 million for the third quarter of 2007.  The increase in operating profit reflects a $10 million decrease in SGA&R (selling, general and administrative, and research and development) costs due to savings from the 2007 restructuring program and cost-reduction initiatives.  Operating profit also benefited from a $9 million decrease in facility closures, severance and related costs; an $8 million decrease in impairment of long-lived assets (2007 included a $9 million impairment related to the Company’s Ravenna, Italy facility); and a $5 million decrease in depreciation and amortization primarily due to lower accelerated depreciation of property, plant and equipment.  These favorable impacts were partially offset by a $9 million decrease in gross profit discussed above and a $2 million decrease due to loss on the sale of business.

•                  Other income increased by $11 million in the third quarter of 2008 as compared with the same quarter last year.  The increase primarily reflects an increase in foreign exchange gains, higher interest income and a decrease in minority interest expense.

•                  Earnings from continuing operations for the third quarter of 2008 were $11 million, or $0.05 per share, compared with earnings of $1 million, or $0.01 per share, for the third quarter of 2007.  The increase primarily reflects the $21 million increase in operating profit discussed above, an $11 million increase in other income, net and a $1 million decrease in interest expense, partially offset by a $23 million increase in income tax expense.

•                  Earnings from discontinued operations for the third quarter of 2007 were $3 million (net of $2 million of tax) and primarily reflect the contribution from the fluorine and optical monomers businesses that were subsequently sold.

•                  In the third quarter of 2007, the loss on the sale of discontinued operations of $2 million (net of $1 million of tax) related to the sale of the EPDM business.

Third Quarter Results - Managed Basis

•                  On a managed basis, third quarter 2008 gross profit was $192 million, or 21% of net sales, as compared with third quarter 2007 managed basis gross profit of $202 million, or 22% of net sales.  Increases in raw material prices are the primary drivers in the reduction in margin percentage.

•                  On a managed basis, third quarter 2008 operating profit was $57 million, as compared with third quarter 2007 managed basis operating profit of $52 million.  The increase in operating profit primarily reflects decreases in SGA&R costs due to cost reduction initiatives partially offset by gross profit reductions.

•                  Earnings from continuing operations before income taxes on a managed basis in 2008 and 2007 exclude pre-tax charges of $13 million and $29 million, respectively.  These charges are primarily related to accelerated depreciation of property, plant and equipment; facility closures, severance and related costs; antitrust costs; loss (gain) on sale of businesses; impairment of long-lived assets; accelerated recognition of asset retirement obligations; insurance recovery related to a fire at the Company’s Conyers, Georgia facility; and pension curtailment and settlement adjustments associated with international pension plans.

•                  Chemtura’s managed basis tax rate of 35% represents the expected effective tax rate for the Company’s core operations.  The Company has chosen to apply this rate to pre-tax income on a managed basis to better reflect underlying operating performance.

•                  Earnings from discontinued operations on a managed basis of $3 million for the quarter ended September 30, 2007 reflect the contribution of the optical monomers and fluorine businesses.

Cash Flows - GAAP

•                  Net cash provided by operations in the quarter ended September 30, 2008 was $68 million as compared with $124 million in 2007.

•                  As of September 30, 2008, the Company’s accounts receivable balances before securitization were $601 million as compared with $750 million as of June 30, 2008.  The decrease was primarily due to seasonality reduction in receivables for the Consumers Products business, the strengthening of the U.S. dollar and the benefit of Company’s collection efforts.

•                  As of September 30, 2008, the Company’s inventory balance was $720 million as compared with $727 million at June 30, 2008.  The decrease was primarily due to the strengthening of the U.S. dollar.  As of September 30, 2008, the increase in raw material prices had increased the carrying value of our inventories by approximately $50 million since the start of the year.  The Company is targeting to reduce its inventories in the fourth quarter of 2008 and in 2009.

•                  Capital expenditures for the quarter ended September 30, 2008 were $35 million compared with $27 million in 2007.  In light of the demand outlook, the Company has reduced its anticipated capital expenditures for the calendar year 2008 from its original estimate of $165 million to approximately $140 million.  These expenditures include approximately $28 million related to the consolidation of its legacy ERP systems onto a single instance of SAP.

•                  The Company’s total debt as of September 30, 2008 was $1,096 million as compared with $1,115 million as of June 30, 2008.  Cash and cash equivalents were $107 million as of September 30, 2008 compared to $110 million as of June 30, 2008.

###

Third Quarter Earnings Q&A Teleconference

Copies of this release, as well as informational slides, will be available on the Investor Relations section of the Company’s Web site at www.chemtura.com.  The Company will host a teleconference to review these results on Friday, October 31, at 9 a.m. EDT.  Interested parties are asked to dial in approximately 10 minutes prior to the start time.  The call-in number is (702) 696-4881.  Replay of the call will be available for two weeks, starting at noon EDT on Friday, October 31, 2008.  To access the replay, call (706) 645-9291 and enter access code 68071478.

Live Internet access to the 2008 third quarter conference call will be available through the Investor Relations section of the Company’s Web site.  If you need further information pertaining to the call, please contact Shirley Cronan at (203) 573-2213.

Chemtura Corporation, with 2007 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

Managed Basis Financial Measures

The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These managed basis financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include facility closures, severance and related costs, antitrust costs, merger costs, increased depreciation due to the change in useful life of assets, unusual and non-recurring settlements, accelerated recognition of asset retirement obligations and impairment of long-lived assets. In addition to the managed basis financial measures discussed above, the Company has applied a managed basis effective income tax rate to our managed basis income before taxes. Chemtura’s managed basis tax rate of 35%, beginning with the third quarter of 2007, represents the expected effective tax rate for the Company’s core operations. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such managed basis financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries.

Forward-Looking Statement

This document includes forward-looking statements.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•                  General economic conditions;

•                  Significant international operations and interests;

•                  The ability to obtain increases in selling prices to offset increases in raw material and energy costs;

•                  The ability to retain sales volumes in the event of increasing selling prices;

•                  The ability to absorb fixed cost overhead in the event of lower volumes;

•                  Pension and other post-retirement benefit plan assumptions;

•                  The ability to successfully complete the turnaround of our Polymer Additives segment;

•                  The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;

•                  The ability to sustain profitability in our Crop Protection business due to new generic competition.  Additionally, the Crop Protection business is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•                  The ability to sell methyl bromide due to regulatory restrictions;

•                  Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Products and rop Protection segments;

•                  Changes in the availability and/or quality of our energy and raw materials;

•                  The ability to collect our outstanding receivables;

•                  Changes in interest rates and foreign currency exchange rates;

•                  Changes in technology, market demand and customer requirements;

•                  The enactment of more stringent domestic and international environmental laws and regulations;

•                  The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;

•                  The ability to maintain effective collective bargaining agreements with union employees;

•                  The outcome of our review of strategic alternatives including our ability to sell a business or assets as part of a portfolio re-alignment;

•                  The ability to reduce our indebtedness levels;

•                  The ability to reduce inventories in the fourth quarter of 2008 and in 2009;

•                  The ability to refinance our debt obligations as they near maturity;

•                  The ability to recover our deferred tax assets;

•                  The ability to successfully complete the Company’s new SAP platform initiative;

•                  The ability to support the goodwill related to our business segments if they sustain a decline in demand or percentage margins;

•                  The ability to remain compliant with our debt covenants or obtain necessary waivers; and

•                  Other risks and uncertainties detailed in Item 1A. Risk Factors or in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued and such information will not necessarily be updated by the Company.

CHEMTURA CORPORATION

CHEMTURA CORPORATION

Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$924	$929	$2,856	$2,856

Cost of goods sold	731	727	2,231	2,197
Selling, general and administrative	80	87	253	292
Depreciation and amortization	54	59	180	192
Research and development	12	15	40	46
Facility closures, severance and related costs	—	9	—	34
Antitrust costs	1	2	12	32
Loss (gain) on sale of business	1	(1)	25	14
Impairment of long-lived assets	1	9	321	16
Equity income	—	(1)	(3)	(2)

Operating profit (loss)	44	23	(203)	35
Interest expense	(20)	(21)	(59)	(67)
Other income (expense), net	4	(7)	16	(11)

Earnings (loss) from continuing operations before income taxes	28	(5)	(246)	(43)
Income tax (expense) benefit	(17)	6	(37)	1

Earnings (loss) from continuing operations	11	1	(283)	(42)
Earnings from discontinued operations	—	3	—	14
(Loss) gain on sale of discontinued operations	—	(2)	—	25
Net earnings (loss)	$11	$2	$(283)	$(3)

Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.05	$0.01	$(1.17)	$(0.17)
Earnings from discontinued operations	—	0.01	—	0.06
(Loss) gain on sale of discontinued operations	—	(0.01)	—	0.10
Net earnings (loss)	$0.05	$0.01	$(1.17)	$(0.01)

Weighted average shares outstanding - basic and diluted	242.4	241.9	242.3	241.4

CHEMTURA CORPORATION

Consolidated Balance Sheets

(In millions)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$107	$77
Accounts receivable	287	389
Inventories	720	676
Other current assets	212	239
Total current assets	1,326	1,381

NON-CURRENT ASSETS
Property, plant and equipment, net	923	1,032
Goodwill	943	1,309
Intangible assets, net	537	585
Other assets	150	109

	$3,879	$4,416

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term borrowings	$4	$5
Accounts payable	261	285
Accrued expenses	301	353
Income taxes payable	66	38
Total current liabilities	632	681

NON-CURRENT LIABILITIES
Long-term debt	1,092	1,058
Pension and post-retirement health care liabilities	322	361
Other liabilities	351	463

STOCKHOLDERS’ EQUITY
Common stock	3	3
Additional paid-in capital	3,036	3,028
Accumulated deficit	(1,499)	(1,179)
Accumulated other comprehensive income	109	168
Treasury stock at cost	(167)	(167)
Total stockholders’ equity	1,482	1,853

	$3,879	$4,416

CHEMTURA CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended September 30,
Increase (decrease) to cash	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(283)	$(3)
Adjustments to reconcile net loss to net cash provided by operations:
Loss on sale of business	25	14
Gain on sale of discontinued operations	—	(25)
Impairment of long-lived assets	321	16
Depreciation and amortization	180	197
Stock-based compensation expense	6	8
Equity income, net of cash distributions	(3)	(2)
Changes in assets and liabilities, net	(152)	(34)
Net cash provided by operations	94	171

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	68	157
Payments for acquisitions, net of cash acquired	(37)	(164)
Capital expenditures	(94)	(73)
Net cash used in investing activities	(63)	(80)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from credit facility, net	70	—
Proceeds from long term borrowings	1	—
Payments on long term borrowings	(31)	—
Payments on short term borrowings	—	(46)
Dividends paid	(36)	(36)
Proceeds from exercise of stock options	1	7
Other financing activities	—	(1)
Net cash used in financing activities	5	(76)

CASH
Effect of exchange rates on cash and cash equivalents	(6)	4

Change in cash and cash equivalents	30	19
Cash and cash equivalents at beginning of period	77	95

Cash and cash equivalents at end of period	$107	$114

CHEMTURA CORPORATION

Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
NET SALES

Polymer Additives	$414	$447	$1,294	$1,366
Performance Specialties	271	237	787	680
Consumer Products	121	139	422	456
Crop Protection	103	83	306	261
Other	15	23	47	93
Total Net Sales	$924	$929	$2,856	$2,856

OPERATING PROFIT (LOSS)

Polymer Additives	$14	$7	$49	$64
Performance Specialties	31	28	88	82
Consumer Products	16	20	49	56
Crop Protection	18	11	63	40
Other	1	1	2	(3)
	80	67	251	239

General corporate expense, including amortization	(25)	(24)	(72)	(71)
Accelerated depreciation of property, plant and equipment	(8)	(1)	(24)	(37)
Facility closures, severance and related costs	—	(9)	—	(34)
Antitrust costs	(1)	(2)	(12)	(32)
(Loss) gain on sale of business	(1)	1	(25)	(14)
Impairment of long-lived assets	(1)	(9)	(321)	(16)
Total Operating Profit (Loss)	$44	$23	$(203)	$35

CHEMTURA CORPORATION

Major Factors Affecting Net Sales and Operating Results (Unaudited)

Quarter and Nine Months Ended September 30, 2008 versus 2007

(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended September 30,		Nine Months Ended September 30,
		Pre-tax		Pre-tax
		Earnings		Earnings
		(Loss) from		(Loss) from
	Net	Continuing	Net	Continuing
	Sales	Operations	Sales	Operations

2007	$929	$(5)	$2,856	$(43)

2007 Accelerated recognition of asset retirement obligation	—	—	—	7
2007 Accelerated depreciation of property, plant and equipment	—	10	—	46
2007 Facility closures, severance and related costs	—	9	—	34
2007 Antitrust costs	—	2	—	32
2007 Gain (loss) on sale of business	—	(1)	—	14
2007 Impairment of long-lived assets	—	9	—	16
	929	24	2,856	106

Higher selling prices	59	59	105	105
Unit volume and mix	(16)	(1)	(37)	4
Foreign currency impact	15	4	70	6
Acquisitions	—	—	20	4
Divestitures	(63)	(5)	(158)	(5)
Manufacturing variances	—	—	—	(8)
Higher raw materials/energy costs	—	(67)	—	(141)
Reductions in SGA&R, excluding foreign exchange impact	—	13	—	45
Lower A/R securitization fees	—	1	—	3
Higher foreign exchange gains	—	5	—	16
Higher interest income	—	2	—	2
Lower minority interest expense	—	2	—	3
Lease accounting	—	—	—	(7)
Lower interest expense	—	1	—	8
Other	—	3	—	4
	924	41	2,856	145

2008 Accelerated recognition of asset retirement obligation	—	(1)	—	(3)
2008 Insurance recovery	—	2	—	5
2008 Pension curtailment / settlement	—	(3)	—	4
2008 Accelerated depreciation of property, plant and equipment	—	(8)	—	(39)
2008 Antitrust costs	—	(1)	—	(12)
2008 Loss on sale of business	—	(1)	—	(25)
2008 Impairment of long-lived assets	—	(1)	—	(321)

2008	$924	$28	$2,856	$(246)

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Quarter Ended September 30, 2008			Quarter Ended September 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$924	$—	$924	$929	$—	$929

Cost of goods sold	731	1	732	727	—	727
Selling, general and administrative	80	(3)	77	87	—	87
Depreciation and amortization	54	(8)	46	59	(10)	49
Research and development	12	—	12	15	—	15
Facility closures, severance and related costs	—	—	—	9	(9)	—
Antitrust costs	1	(1)	—	2	(2)	—
Loss (gain) on sale of business	1	(1)	—	(1)	1	—
Impairment of long-lived assets	1	(1)	—	9	(9)	—
Equity income	—	—	—	(1)	—	(1)

Operating profit	44	13	57	23	29	52
Interest expense	(20)	—	(20)	(21)	—	(21)
Other income (expense), net	4	—	4	(7)	—	(7)

Earnings (loss) from continuing operations before income taxes	28	13	41	(5)	29	24
Income tax (expense) benefit	(17)	2	(15)	6	(14)	(8)

Earnings from continuing operations	11	15	26	1	15	16
Earnings from discontinued operations	—	—	—	3	—	3
Loss on sale of discontinued operations	—	—	—	(2)	2	—

Net earnings	$11	$15	$26	$2	$17	$19

Diluted earnings from continuing operations			$0.11			$0.07
Diluted earnings from discontinued operations			—			0.01
Diluted net earnings			$0.11			$0.08

Diluted weighted average shares outstanding			242.4			241.9

	Quarter	Quarter
	Ended	Ended
Managed Basis Adjustments consist of the following:	September 30, 2008	September 30, 2007

Accelerated recognition of asset retirement obligation	$1	$—
Insurance recovery	(2)	—
Pension curtailment / settlement	3	—
Accelerated depreciation of property, plant and equipment	8	10
Facility closures, severance and related costs	—	9
Antitrust costs	1	2
Loss (gain) on sale of business	1	(1)
Impairment of long-lived assets	1	9
Pre-Tax	13	29

Adjustment to apply a managed basis effective tax rate	2	(14)
After-Tax	15	15

Loss on sale of discontinued operations	—	2
Net earnings	$15	$17

CHEMTURA CORPORATION

Managed Basis Consolidated Statements of Operations (Unaudited)

(In millions, except per share data)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustment	Basis	GAAP	Adjustment	Basis

Net sales	$2,856	$—	$2,856	$2,856	$—	$2,856

Cost of goods sold	2,231	2	2,233	2,197	(7)	2,190
Selling, general and administrative	253	4	257	292	—	292
Depreciation and amortization	180	(39)	141	192	(46)	146
Research and development	40	—	40	46	—	46
Facility closures, severance and related costs	—	—	—	34	(34)	—
Antitrust costs	12	(12)	—	32	(32)	—
Loss on sale of business	25	(25)	—	14	(14)	—
Impairment of long-lived assets	321	(321)	—	16	(16)	—
Equity income	(3)	—	(3)	(2)	—	(2)

Operating (loss) profit	(203)	391	188	35	149	184
Interest expense	(59)	—	(59)	(67)	—	(67)
Other income (expense), net	16	—	16	(11)	—	(11)

(Loss) earnings from continuing operations before income taxes	(246)	391	145	(43)	149	106
Income tax (expense) benefit	(37)	(14)	(51)	1	(39)	(38)

(Loss) earnings from continuing operations	(283)	377	94	(42)	110	68
Earnings from discontinued operations	—	—	—	14	—	14
Gain on sale of discontinued operations	—	—	—	25	(25)	—

Net (loss) earnings	$(283)	$377	$94	$(3)	$85	$82

Diluted earnings from continuing operations			$0.39			$0.28
Diluted earnings from discontinued operations			—			0.06
Diluted net earnings			$0.39			$0.34

Diluted weighted average shares outstanding			242.3			242.1

	Nine Months	Nine Months
	Ended	Ended
Managed Basis Adjustments consist of the following:	September 30, 2008	September 30, 2007

Accelerated recognition of asset retirement obligation	$3	$7
Insurance recovery	(5)	—
Pension curtailment / settlement	(4)	—
Accelerated depreciation of property, plant and equipment	39	46
Facility closures, severance and related costs	—	34
Antitrust costs	12	32
Loss on sale of business	25	14
Impairment of long-lived assets	321	16
Pre-Tax	391	149

Adjustment to apply a managed basis effective tax rate	(14)	(39)
After-Tax	377	110

Gain on sale of discontinued operations	—	(25)
Net earnings	$377	$85

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Quarter Ended September 30, 2008			Quarter Ended September 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$414	$—	$414	$447	$—	$447
Performance Specialties	271	—	271	237	—	237
Consumer Products	121	—	121	139	—	139
Crop Protection	103	—	103	83	—	83
Other	15	—	15	23	—	23
Total Net Sales	$924	$—	$924	$929	$—	$929

OPERATING PROFIT (LOSS)

Polymer Additives	$14	$(1)	$13	$7	$8	$15
Performance Specialties	31	—	31	28	—	28
Consumer Products	16	—	16	20	—	20
Crop Protection	18	—	18	11	—	11
Other	1	1	2	1	1	2
	80	—	80	67	9	76

General corporate expense, including amortization	(25)	2	(23)	(24)	—	(24)
Change in useful life of property, plant and equipment	(8)	8	—	(1)	1	—
Facility closures, severance and related costs	—	—	—	(9)	9	—
Antitrust costs	(1)	1	—	(2)	2	—
(Loss) gain on sale of business	(1)	1	—	1	(1)	—
Impairment of long-lived assets	(1)	1	—	(9)	9	—
Total Operating Profit	$44	$13	$57	$23	$29	$52

DEPRECIATION AND AMORTIZATION

Polymer Additives	$23	$—	$23	$29	$(8)	$21
Performance Specialties	7	—	7	6	—	6
Consumer Products	2	—	2	3	—	3
Crop Protection	2	—	2	1	—	1
Other	—	—	—	1	—	1
General corporate expense, including amortization	20	(8)	12	19	(2)	17
Total Depreciation and Amortization	$54	$(8)	$46	$59	$(10)	$49

	Quarter	Quarter
	Ended	Ended
Managed Basis Adjustments consist of the following:	September 30, 2008	September 30, 2007

Accelerated recognition of asset retirement obligation	$1	$—
Insurance recovery	(2)	—
Pension curtailment / settlement	3	—
Accelerated depreciation of property, plant and equipment	8	10
Facility closures, severance and related costs	—	9
Antitrust costs	1	2
Loss (gain) on sale of business	1	(1)
Impairment of long-lived assets	1	9
	$13	$29

CHEMTURA CORPORATION

Managed Basis Segment Net Sales and Operating Profit (Loss) (Unaudited)

(In millions)

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2007
		Managed Basis	Managed		Managed Basis	Managed
	GAAP	Adjustments	Basis	GAAP	Adjustments	Basis
NET SALES

Polymer Additives	$1,294	$—	$1,294	$1,366	$—	$1,366
Performance Specialties	787	—	787	680	—	680
Consumer Products	422	—	422	456	—	456
Crop Protection	306	—	306	261	—	261
Other	47	—	47	93	—	93
Total Net Sales	$2,856	$—	$2,856	$2,856	$—	$2,856

OPERATING PROFIT (LOSS)

Polymer Additives	$49	$15	$64	$64	$9	$73
Performance Specialties	88	1	89	82	—	82
Consumer Products	49	—	49	56	—	56
Crop Protection	63	—	63	40	—	40
Other	2	1	3	(3)	5	2
	251	17	268	239	14	253

General corporate expense, including amortization	(72)	(8)	(80)	(71)	2	(69)
Change in useful life of property, plant and equipment	(24)	24	—	(37)	37	—
Facility closures, severance and related costs	—	—	—	(34)	34	—
Antitrust costs	(12)	12	—	(32)	32	—
Loss on sale of business	(25)	25	—	(14)	14	—
Impairment of long-lived assets	(321)	321	—	(16)	16	—
Total Operating (Loss) Profit	$(203)	$391	$188	$35	$149	$184

DEPRECIATION AND AMORTIZATION

Polymer Additives	$83	$(14)	$69	$72	$(8)	$64
Performance Specialties	21	(1)	20	17	—	17
Consumer Products	8	—	8	10	—	10
Crop Protection	6	—	6	3	—	3
Other	—	—	—	3	—	3
General corporate expense, including amortization	62	(24)	38	87	(38)	49
Total Depreciation and Amortization	$180	$(39)	$141	$192	$(46)	$146

	Nine Months	Nine Months
	Ended	Ended
Managed Basis Adjustments consist of the following:	September 30, 2008	September 30, 2007

Accelerated recognition of asset retirement obligation	$3	$7
Insurance recovery	(5)	—
Pension curtailment / settlement	(4)	—
Accelerated depreciation of property, plant and equipment	39	46
Facility closures, severance and related costs	—	34
Antitrust costs	12	32
Loss on sale of business	25	14
Impairment of long-lived assets	321	16
	$391	$149